Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR

FINANCIAL AND OPERATING RESULTS

Announces 8% Increase to Quarterly Cash Dividend

Las Vegas, Nevada, February 13, 2019 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter and year ended December 31, 2018. On January 1, 2018, the Company adopted the new revenue recognition accounting standard (ASC 606). As such, certain previously reported 2017 numbers have been retrospectively adjusted under the new standard to assist with comparability to the prior period.

Fourth Quarter 2018 Financial and Strategic Highlights:

Consolidated Results

•	Consolidated net revenues increased 18% compared to the prior year quarter to $3.1 billion;
•	Consolidated operating income increased 50% compared to the prior year quarter to $336 million;
•	Net loss attributable to MGM Resorts of $23 million, compared to net income of $1.4 billion in the prior year quarter;
•	Diluted loss per share of $0.06 in the current quarter compared to diluted earnings per share of $2.39 in the prior year quarter;
•

The current quarter included a non-recurring, non-cash income tax expense of $92 million, $0.17 per share on a diluted basis, primarily resulting from recently issued guidance on certain international provisions of the U.S. Tax Cut and Jobs Act (“Tax Act”), including the treatment of foreign tax credits resulting from Global Intangible Low-Taxed Income and other provisions impacting foreign tax credit utilization. The prior year quarter included a non-recurring, non-cash income tax benefit of $2.50 per share on a diluted basis, due to enactment of the Tax Act at the end of 2017; and

•	Consolidated Adjusted Property EBITDA increased 21% compared to the prior year quarter to $821 million.

Las Vegas Strip Resorts

•	Net revenues increased 6% to $1.4 billion compared to the prior year quarter;
•	REVPAR(1) increased 8.2% compared to the prior year quarter; and
•

Adjusted Property EBITDA(2) of $401 million, a 15% increase compared to $349 million in the prior year quarter and Adjusted Property EBITDA margin of 29.1%, a 222 basis point increase compared to the prior year quarter. Excluding insurance proceeds of $24 million in the current year quarter, Adjusted Property EBITDA increased 8% and Adjusted Property EBITDA margin increased 51 basis points compared to the prior year quarter.

Regional Operations

•	Net revenues increased 18% to $782 million including contributions from the opening of MGM Springfield on August 24, 2018 of $78 million; and
•

Adjusted Property EBITDA of $195 million, a 32% increase compared the prior year quarter and Adjusted Property EBITDA margin of 24.9% in the current quarter, a 277 basis point increase compared to the prior year quarter. The prior year quarter was negatively affected by a $15 million real estate transfer tax charge at MGM National Harbor.

MGM China

•	Net revenues increased 33% to $687 million including contributions from the opening of MGM Cotai of $287 million; and

•	Adjusted Property EBITDA of $167 million, an 11% increase compared to the prior year quarter, reflecting the opening of MGM Cotai.

Strategic Highlights

•	Distributed $63 million to shareholders via the Company’s quarterly dividend of $0.12 per share; and
•	Repurchased $150 million of the Company’s common stock in the fourth quarter.

“We had a strong finish to the year, driving growth across all Las Vegas segments in the fourth quarter. Our fourth quarter consolidated net revenues grew by 18% and our consolidated Adjusted EBITDA by 21%, before certain one-time benefits,” said Jim Murren, Chairman and CEO of MGM Resorts International. “Our Las Vegas Strip Resorts achieved the best fourth quarter Adjusted Property EBITDA since 2007. We also continued to gain share within our regional markets and realized record fourth quarter revenues and Adjusted Property EBITDA performance at MGM Grand Detroit, MGM National Harbor, Beau Rivage, and Gold Strike Tunica. Additionally, we closed out the year with the official openings of Park MGM and NoMad Las Vegas, both of which have received overwhelmingly positive responses.

“Looking ahead, we remain highly focused on our strategic priorities, including maximizing the performance of our premier properties, driving consolidated free cash flow growth and successfully executing MGM 2020 – our recently announced plan dedicated to improving efficiencies, reducing costs, and investing in key technologies to position the Company for further profitability. Through MGM 2020, we are reinvesting in our business and we expect to begin to see the financial benefits in the back half of 2019,” Mr. Murren continued. “We also remain committed to targeted growth opportunities such as sports betting and the pursuit of an Integrated Resort in Japan. Importantly, we will continue to prudently allocate capital, with a focus of returning excess cash to shareholders.”

Full Year 2018 Financial and Strategic Highlights:

•

Consolidated net revenues for 2018 of $11.8 billion, an increase of 9% compared to the prior year; with Las Vegas Strip Resorts net revenues decreasing 1%, Regional Operations net revenues increasing 8%, and MGM China net revenues increasing 32%;

•	Consolidated operating income of $1.5 billion in 2018 compared to $1.7 billion in 2017;
•	Net income attributable to MGM Resorts of $467 million, compared to $2.0 billion in the prior year;
•

The current year included non-recurring, non-cash income tax expense of $20 million for Tax Act adjustments, including the impact of recently issued guidance on certain international provisions mentioned above. The prior year included a non-recurring, non-cash income tax benefit of $1.4 billion due to enactment of the Tax Act;

•	Consolidated Adjusted Property EBITDA increased 1% compared to the prior year to $3.3 billion;
•	Las Vegas Strip Resorts Adjusted Property EBITDA of $1.7 billion, a 4% decrease compared to the prior year;
•	Regional Operations Adjusted Property EBITDA of $759 million, a 4% increase over the prior year;
•	MGM China Adjusted Property EBITDA of $568 million, a 6% increase over the prior year;
•	Distributed $261 million to shareholders during 2018 via the Company’s quarterly dividend of $0.12 per share; and
•	Repurchased $1.3 billion of the Company’s common stock during 2018.

Certain Items Affecting Fourth Quarter Results

The following table lists certain other items that affect the comparability of the current and prior year quarterly results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Three Months Ended December 31,	2018	2017
Preopening and start-up expenses	$(0.03)	$(0.05)
Property transactions, net	(0.03)	(0.03)
Business interruption insurance proceeds	0.04	—
Non-operating expense:
Loss on retirement of long-term debt	—	(0.02)
Non-operating items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	(0.01)	—

Las Vegas Strip Resorts and Regional Operations

Casino revenue for the fourth quarter of 2018 decreased 3% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts partially due to lower table games hold, and increased 20% at the Company’s Regional Operations due primarily to the opening of MGM Springfield and an increase in slots and table games win at MGM National Harbor.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended December 31,	2018	2017	% change
	(Dollars in millions)
Table Games Drop	$1,010	$909	11%
Table Games Win %	22.0%	25.3%
Slots Handle	$3,343	$3,129	7%
Slots Hold %	9.1%	8.9%

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended December 31,	2018	2017	% change
	(Dollars in millions)
Table Games Drop	$1,093	$958	14%
Table Games Win %	20.6%	18.5%
Slots Handle	$5,525	$4,846	14%
Slots Hold %	9.2%	9.0%

Rooms revenue increased 10% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts. Las Vegas Strip Resorts REVPAR increased 8.2% compared to the prior year quarter.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended December 31,	2018	2017	% change
Occupancy %	89%	85%
Average Daily Rate (ADR)	$159	$153	4%
Revenue per Available Room (REVPAR)	$141	$130	8%

Food and beverage revenue increased 11% at the Company’s Las Vegas Strip Resorts compared to the prior year quarter due to an increase in catering and banquets revenues and the opening of new outlets at Park MGM. Food and beverage revenue increased 17% at the Company’s Regional Operations due primarily to the opening of MGM Springfield.

Operating income at the Company’s Las Vegas Strip Resorts was $282 million, compared to $211 million in the prior year quarter. The current year quarter benefited from increases in rooms and food and beverage revenues discussed above, included business interruption insurance proceeds of $24 million primarily at Mandalay Bay and was negatively impacted by $14 million of preopening expenses at Park MGM. Las Vegas Strip Resorts operating income in the prior year quarter included a $20 million asset disposal charge related to the repositioning and rebranding at Park MGM. Las Vegas Strip Resorts Adjusted Property EBITDA was $401 million, a 15% increase compared to $349 million in the prior year quarter. Excluding business interruption insurance proceeds discussed above, Adjusted Property EBITDA increased 8% compared to the prior year quarter.

Operating income at the Company’s Regional Operations was $133 million in the current quarter and benefited from an increase in casino revenues at MGM National Harbor discussed above. Operating income was $94 million in the prior year quarter, which was impacted by a $15 million real estate transfer tax charge at MGM National Harbor. Regional Operations Adjusted Property EBITDA was $195 million, a 32% increase compared to $147 million in the prior year quarter.

Corporate Expense

Corporate expense, including share-based compensation for corporate employees, was $118 million in the fourth quarter of 2018, an increase of $2 million compared to the prior year quarter. The current quarter included $8 million in costs incurred to implement MGM 2020 and finance modernization initiatives and $5 million of MGM China corporate expense.

MGM China

Key fourth quarter results for MGM China include:

•

Net revenues of $687 million, a 33% increase compared to the prior year quarter. The current quarter benefited from the opening of MGM Cotai in February 2018, which contributed $287 million of net revenues;

•	Main floor table games win increased 31% compared to the prior year quarter due to the opening of MGM Cotai;
•	VIP table games win increased 18% compared to the prior year quarter due to the opening of VIP junket rooms in September 2018 at MGM Cotai;
•	Operating income was $62 million in the current quarter compared to $45 million in the prior year quarter;
•

Adjusted Property EBITDA increased 11% to $167 million compared to $150 million in the prior year quarter. The current quarter included $12 million of license fee expense compared to $10 million in the prior year quarter; and

•

Operating margin was 9.0% in the current year quarter, and Adjusted Property EBITDA margin was 24.3% in the current quarter compared to 29.1% in the prior year quarter, due primarily to the ramp up of operations at MGM Cotai.

The following table shows key gaming statistics for MGM China:

Three Months Ended December 31,	2018	2017	% change
	(Dollars in millions)
VIP Table Games Turnover	$10,981	$9,839	12%
VIP Table Games Win %	3.3%	3.1%
Main Floor Table Games Drop	$2,034	$1,400	45%
Main Floor Table Games Win %	19.0%	21.0%

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of income from unconsolidated affiliates:

Three Months Ended December 31,	2018	2017
	(In thousands)
CityCenter	$31,089	$23,643
Other	1,400	4,384
	$32,489	$28,027

Key fourth quarter results for CityCenter Holdings, LLC (“CityCenter”) include the following (see schedules accompanying this release for further detail on CityCenter’s fourth quarter results):

•	Net revenues were $335 million, a 13% increase compared to the prior year quarter, due to an increase in casino, rooms and food and beverage revenues;
•

Aria’s table games win increased 16%, due to a 22% increase in table games drop partially offset by a decrease in table games hold percentage to 24.0% in the current quarter compared to 25.4% in the prior year quarter;

•	Aria’s slots win increased 6% compared to the prior year quarter due primarily to an increase in slots handle;
•	REVPAR at Aria increased 12% compared to the prior year quarter to $238;
•	REVPAR at Vdara increased 14% compared to the prior year quarter to $192;
•	Operating income from resort operations was $46 million compared to operating income of $32 million in the prior year quarter; and
•	Adjusted EBITDA from resort operations was $111 million, a 15% increase compared to the prior year quarter.

MGM Growth Properties

During the fourth quarter of 2018, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $193 million and received distributions of $85 million from the MGP Operating Partnership. In December 2018, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.4475 per Class A share (based on a $1.79 dividend on an annualized basis) totaling $32 million, which represents an increase of $0.11 per share year to date, and a total increase of 6.5% year to date, which was paid on January 15, 2019 to holders of record on December 31, 2018. The Company concurrently received an $87 million distribution attributable to its ownership of MGP Operating Partnership units.

In the current quarter, the Company recorded within Management and other operations $67 million in net revenues and $23 million in Adjusted Property EBITDA related to MGP’s Northfield casino.

MGM Resorts Dividend and Share Repurchases

On February 13, 2019, the Company’s Board of Directors approved a quarterly dividend of $0.13 per share totaling approximately $70 million. The dividend will be payable on March 15, 2019 to holders of record on March 8, 2019.

During the fourth quarter, MGM Resorts repurchased approximately 6 million shares of its common stock at an average price of $25.13 per share for an aggregate amount of $150 million. Approximately $1.4 billion remains available under the $2.0 billion share repurchase program. All shares repurchased under the Company’s program have been retired.

Full Year 2018 Results

Consolidated net revenue for 2018 was $11.8 billion, a 9% increase over 2017. Consolidated operating income was $1.5 billion compared to $1.7 billion in the prior year. Net income attributable to MGM Resorts was $467 million, which included non-recurring, non-cash income tax expense of $20 million for Tax Act adjustments, including the impact of recently issued guidance on certain international provisions mentioned above, compared to $2.0 billion in the prior year which included a non-recurring, non-cash income tax benefit of $1.4 billion due to the Tax Act. Consolidated Adjusted Property EBITDA was $3.3 billion in the current year, a 1% increase compared to the prior year.

Las Vegas Strip Resorts net revenue was $5.7 billion in both the current and prior year periods. Operating income of $1.2 billion at the Company’s Las Vegas Strip Resorts was negatively affected by disruption related to the repositioning and rebranding at Park MGM. The prior year benefited from $41 million related to the NV Energy exit fee modification. Las Vegas Strip Resorts Adjusted Property EBITDA was $1.7 billion, a 4% decrease compared to the prior year.

Regional Operations net revenue increased 8% to $2.9 billion including contributions from the opening of MGM Springfield in August 2018 of $120 million, compared to $2.7 billion in the prior year. Operating income at the Company’s Regional Operations was $518 million in the current year compared to $517 million in the prior year, and Adjusted Property EBITDA was $759 million, a 4% increase compared to the prior year.

MGM China net revenue was $2.4 billion for 2018, a 32% increase from 2017. The current year benefited from the opening of MGM Cotai in February 2018, which contributed $729 million of net revenues. MGM China operating income was $216 million compared to $204 million in the prior year. MGM China Adjusted EBITDA was $568 million compared to $536 million in the prior year, a 6% increase from 2017.

CityCenter reported net revenues of $1.3 billion, a 4% increase compared to the prior year. Operating income from resort operations was $191 million compared to $204 million in the prior year, which included a benefit of $8 million from the NV Energy exit fee modification. Adjusted EBITDA related to resort operations was $419 million compared to $417 million in the prior year. During 2018, CityCenter sold the Mandarin Oriental Las Vegas and adjacent retail parcels for $214 million in cash and recorded a loss on sale of $133 million, the majority of which was recognized during the first quarter. MGM Resorts recorded a $12 million gain related to the reversal of basis differences in excess of its share of the loss recorded by CityCenter. CityCenter paid dividends of $625 million during 2018, of which MGM Resorts received its 50% share, or $312.5 million.

During the year ended December 31, 2018, the Company made rent payments to the MGP Operating Partnership in the amount of $767 million. During the year ended December 31, 2018 the Company received $333 million of distributions attributable to its ownership of units in the MGP Operating Partnership.

Diluted earnings per share was $0.81 in the current year, compared to $3.34 in 2017. The current year included non-recurring, non-cash income tax expense of $20 million, or $0.04 per share on a diluted basis for Tax Act adjustments, including the impact of recently issued guidance on certain international provisions mentioned above. The prior year included a non-recurring, non-cash income tax benefit of $1.4 billion, or $2.47 per share on a diluted basis, due to enactment of the Tax Act.

The following table lists items that affect the comparability of the current year and prior year annual results (approximate EPS impact shown, net of tax, per share; negative amounts represent charges to income):

Year ended December 31,	2018	2017
Borgata property tax settlement	$—	$0.04
NV Energy exit expense	—	0.05
Preopening and start-up expenses	(0.18)	(0.11)
Property transactions, net	(0.06)	(0.05)
Gain on sale of Grand Victoria	0.06	—
Business interruption insurance proceeds	0.03	—
Income from unconsolidated affiliates:
Gain on the sale of Mandarin Oriental Las Vegas	0.02	—
Non-operating expense:
Loss on retirement of long-term debt	—	(0.07)
Non-operating items from unconsolidated affiliates:
Change in fair value of CityCenter swaps	(0.01)	—

Financial Position

The Company’s cash balance at December 31, 2018 was $1.5 billion, which included $510 million at MGM China and $60 million at the MGP Operating Partnership. At December 31, 2018, the Company had $15.3 billion of principal amount of indebtedness outstanding, including $750 million outstanding under its $2.3 billion senior secured credit facility, $2.8 billion outstanding under the $3.6 billion MGP Operating Partnership senior secured credit facility and $2.4 billion outstanding under the $2.8 billion MGM China credit facility.

In December 2018, MGM Resorts amended its credit facility for an increase in the total revolving credit commitments to $1.5 billion and an increase in the total term loan A commitment to $750 million and extended the maturity date to 2023. In addition, the revolving and term loan A facilities were repriced at LIBOR plus 1.50% to 2.25% determined by reference to a net leverage ratio pricing grid.

“In 2018, we were active in the debt capital markets, extending MGM Resorts’ and MGM China’s maturities, returned $1.5 billion to shareholders, announced two accretive transactions that provide entry into New York and Ohio, and announced the Park MGM transaction with MGP,” said Dan D'Arrigo, Executive Vice President and Chief Financial Officer of MGM Resorts. “We remain focused on enhancing our free cash flow generation and managing our balance sheet to achieve our consolidated net leverage target of 3 to 4 times by year end 2020.”

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today which will include a brief discussion of the results followed by a question and answer period. The call will be accessible via the Internet through http://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 3924102. A replay of the call will be available through Wednesday, February 20, 2019. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10127989. The call will be archived at http://investors.mgmresorts.com. In addition, MGM Resorts will post supplemental slides today on its website at http://investors.mgmresorts.com for reference during the earnings call.

1REVPAR is hotel revenue per available room.

2“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, NV Energy exit expense and property transactions, net. “Adjusted Property EBITDA” is Adjusted EBITDA before corporate expense and stock compensation expense, which are not allocated to each property. “Adjusted Property EBITDA margin” is Adjusted Property EBITDA divided by net revenues. Adjusted EBITDA information is presented solely as a supplemental disclosure to reported GAAP measures because management believes these measures are 1) widely used measures of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.

Management believes that while items excluded from Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods because these items can vary significantly depending on specific underlying transactions or events that may not be comparable between the periods being presented. Also, management believes excluded items may not relate specifically to current operating trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, capital allocation, tax planning, financing and stock compensation awards are all managed at the corporate level. Therefore, management uses Adjusted Property EBITDA as the primary measure of the Company’s operating resorts’ performance.

Adjusted EBITDA, Adjusted Property EBITDA and Adjusted Property EBITDA margin should not be construed as alternatives to operating income or net income, as indicators of our performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin information may calculate Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin in a different manner.

Reconciliations of GAAP net income (loss) to Adjusted EBITDA and GAAP operating income (loss) to Adjusted Property EBITDA are included in the financial schedules in this release.

The Company does not provide reconciliations of Adjusted EBITDA, Adjusted Property EBITDA, or Adjusted Property EBITDA margin to net income on a forward-looking basis because the Company is unable to forecast the amount or significance of certain items required to develop meaningful comparable GAAP financial measures without unreasonable efforts. These items include gains or losses on sale or consolidation transactions, accelerated depreciation, impairment charges, gains or losses on retirement of debt and variations in effective tax rate, which are difficult to predict and estimate and are primarily dependent on future events, but which are excluded from the Company’s calculations of Adjusted EBITDA, Adjusted Property EBITDA, and Adjusted Property EBITDA margin.

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About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 29 unique hotel and destination gaming offerings including some of the most recognizable resort brands in the industry. Expanding throughout the U.S. and around the world, the company acquired the operations of Empire City Casino in New York in 2019, and in 2018, opened MGM Springfield in Massachusetts, MGM COTAI in Macau, and the first Bellagio-branded hotel in Shanghai. The over 82,000 global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information visit us at www.mgmresorts.com.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results and the Company’s financial outlook (including any guidance), the Company’s ability to generate free cash flow growth, return capital to shareholders and further de-lever, and the Company’s ability to execute its strategic plan, capital allocations strategy, and deliver on its 2020 goals. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community	News Media
CATHERINE PARK	BRIAN AHERN
Executive Director of Investor Relations	Director of Communications
(702) 693-8711 or cpark@mgmresorts.com	media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Revenues:
Casino	$1,561,240	$1,289,145	$5,753,150	$5,016,426
Rooms	542,903	479,180	2,212,573	2,152,741
Food and beverage	488,029	413,912	1,959,021	1,871,969
Entertainment, retail and other	349,718	315,214	1,412,860	1,354,301
Reimbursed costs	110,972	100,154	425,492	402,042
	3,052,862	2,597,605	11,763,096	10,797,479
Expenses:
Casino	876,261	704,142	3,199,775	2,673,397
Rooms	193,329	180,499	791,761	748,947
Food and beverage	380,403	324,482	1,501,868	1,414,611
Entertainment, retail and other	265,860	232,787	999,979	954,125
Reimbursed costs	110,972	100,154	425,492	402,042
General and administrative	444,878	414,415	1,764,638	1,559,575
Corporate expense	118,168	115,786	419,204	356,872
Preopening and start-up expenses	18,508	52,967	151,392	118,475
Property transactions, net	28,679	27,629	9,147	50,279
NV Energy exit expense	—	—	—	(40,629)
Depreciation and amortization	312,542	249,357	1,178,044	993,480
	2,749,600	2,402,218	10,441,300	9,231,174
Income from unconsolidated affiliates	32,489	28,027	147,690	146,222
Operating income	335,751	223,414	1,469,486	1,712,527

Non-operating income (expense):
Interest expense, net of amounts capitalized	(214,538)	(157,341)	(769,513)	(668,745)
Non-operating items from unconsolidated affiliates	(16,166)	(8,449)	(47,827)	(34,751)
Other, net	(6,552)	(16,535)	(18,140)	(48,241)
	(237,256)	(182,325)	(835,480)	(751,737)

Income before income taxes	98,495	41,089	634,006	960,790
Benefit (provision) for income taxes	(92,735)	1,377,904	(50,112)	1,127,394
Net income	5,760	1,418,993	583,894	2,088,184
Less: Net income attributable to noncontrolling interests	(29,087)	(31,580)	(117,122)	(136,132)
Net income (loss) attributable to MGM Resorts International	$(23,327)	$1,387,413	$466,772	$1,952,052
Earnings (loss) per share:
Basic	$(0.06)	$2.42	$0.82	$3.38
Diluted	$(0.06)	$2.39	$0.81	$3.34

Weighted average common shares outstanding:
Basic	528,922	566,289	544,253	572,253
Diluted	528,922	572,420	549,536	578,795

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,526,762	$1,499,995
Accounts receivable, net	657,206	542,273
Inventories	110,831	102,292
Income tax receivable	28,431	42,551
Prepaid expenses and other	203,548	189,244
Total current assets	2,526,778	2,376,355

Property and equipment, net	20,729,888	19,635,459

Other assets:
Investments in and advances to unconsolidated affiliates	732,867	1,033,297
Goodwill	1,821,392	1,806,531
Other intangible assets, net	3,944,463	3,877,960
Other long-term assets, net	455,318	430,440
Total other assets	6,954,040	7,148,228
	$30,210,706	$29,160,042

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$302,578	$255,028
Construction payable	311,793	474,807
Current portion of long-term debt	43,411	158,042
Accrued interest on long-term debt	140,046	135,785
Other accrued liabilities	2,151,054	2,114,635
Total current liabilities	2,948,882	3,138,297

Deferred income taxes, net	1,342,538	1,295,375
Long-term debt, net	15,088,005	12,751,052
Other long-term obligations	259,240	284,416
Redeemable noncontrolling interest	102,250	79,778
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 527,479,528 and 566,275,789 shares	5,275	5,663
Capital in excess of par value	4,092,085	5,357,709
Retained earnings	2,423,479	2,217,299
Accumulated other comprehensive loss	(8,556)	(3,610)
Total MGM Resorts International stockholders' equity	6,512,283	7,577,061
Noncontrolling interests	3,957,508	4,034,063
Total stockholders' equity	10,469,791	11,611,124
	$30,210,706	$29,160,042

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Bellagio	$338,612	$319,328	$1,367,835	$1,365,571
MGM Grand Las Vegas	281,156	290,660	1,226,105	1,179,681
Mandalay Bay	222,677	191,604	965,435	982,280
The Mirage	146,431	140,898	597,404	629,497
Luxor	89,753	88,852	394,034	405,057
New York-New York	94,205	89,994	373,266	362,964
Excalibur	80,081	73,853	327,572	325,654
Park MGM	62,954	44,457	213,205	241,578
Circus Circus Las Vegas	59,829	56,666	251,816	253,841
Las Vegas Strip Resorts	1,375,698	1,296,312	5,716,672	5,746,123
MGM Grand Detroit	152,281	143,403	601,499	570,329
Beau Rivage	102,169	92,150	410,237	381,274
Gold Strike Tunica	44,277	42,065	173,953	173,051
Borgata	192,130	199,680	827,616	864,996
MGM National Harbor	213,606	187,899	800,777	720,070
MGM Springfield (1)	77,890	—	120,439	—
Regional Operations	782,353	665,197	2,934,521	2,709,720
MGM Macau	399,456	516,768	1,721,199	1,858,160
MGM Cotai	287,276	—	728,758	—
MGM China	686,732	516,768	2,449,957	1,858,160
Management and other operations	208,079	119,328	661,946	483,476
	$3,052,862	$2,597,605	$11,763,096	$10,797,479

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - ADJUSTED PROPERTY EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Bellagio	$118,150	$107,885	$489,866	$505,736
MGM Grand Las Vegas	72,720	90,671	371,566	344,685
Mandalay Bay	71,326	27,955	265,741	258,471
The Mirage	32,149	30,016	131,864	176,996
Luxor	26,219	23,945	120,749	126,650
New York-New York	35,158	32,226	137,622	135,036
Excalibur	27,149	22,989	111,255	113,561
Park MGM	4,514	575	14,290	49,191
Circus Circus Las Vegas	13,336	12,554	62,526	70,274
Las Vegas Strip Resorts	400,721	348,816	1,705,479	1,780,600
MGM Grand Detroit	48,851	45,088	195,817	176,280
Beau Rivage	27,000	18,752	103,906	87,778
Gold Strike Tunica	12,604	11,794	52,081	52,882
Borgata	43,439	43,920	198,394	281,170
MGM National Harbor	56,780	27,675	195,109	133,806
MGM Springfield (1)	6,145	—	13,789	—
Regional Operations	194,819	147,229	759,096	731,916
MGM Macau (2)	114,262	150,305	478,121	535,524
MGM Cotai	52,360	—	90,173	—
MGM China	166,622	150,305	568,294	535,524
Unconsolidated resorts (3)	32,489	28,027	147,690	146,222
Management and other operations	26,476	3,087	74,790	26,838
	$821,127	$677,464	$3,255,349	$3,221,100

(1)	For the twelve months ended December 31, 2018, represents net revenues and Adjusted Property EBITDA of MGM Springfield for the period August 1-December 31 only.
(2)	In 2017, MGM Macau included certain expenses classified as corporate expense in 2018.
(3)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended December 31, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$101,122	$—	$—	$829	$16,199	$118,150
MGM Grand Las Vegas	55,528	—	—	106	17,086	72,720
Mandalay Bay	47,697	—	—	834	22,795	71,326
The Mirage	23,358	—	—	3	8,788	32,149
Luxor	16,729	—	114	283	9,093	26,219
New York-New York	28,772	—	—	70	6,316	35,158
Excalibur	22,195	—	—	10	4,944	27,149
Park MGM	(21,193)	—	14,092	343	11,272	4,514
Circus Circus Las Vegas	8,179	—	—	43	5,114	13,336
Las Vegas Strip Resorts	282,387	—	14,206	2,521	101,607	400,721
MGM Grand Detroit	43,109	—	—	(3)	5,745	48,851
Beau Rivage	19,885	—	—	484	6,631	27,000
Gold Strike Tunica	10,271	—	4	25	2,304	12,604
Borgata	28,980	—	—	(77)	14,536	43,439
MGM National Harbor	36,415	—	4	185	20,176	56,780
MGM Springfield	(5,290)	—	1,102	—	10,333	6,145
Regional Operations	133,370	—	1,110	614	59,725	194,819
MGM Macau	96,577	—	—	43	17,642	114,262
MGM Cotai	(34,556)	—	3,192	24,218	59,506	52,360
MGM China	62,021	—	3,192	24,261	77,148	166,622
Unconsolidated resorts (1)	32,489	—	—	—	—	32,489
Management and other operations	18,040	—	—	178	8,258	26,476
	528,307	—	18,508	27,574	246,738	821,127
Stock compensation	(18,690)	—	—	—	—	(18,690)
Corporate	(173,866)	—	—	1,105	65,804	(106,957)
	$335,751	$—	$18,508	$28,679	$312,542	$695,480

Three Months Ended December 31, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$84,527	$—	$—	$79	$23,279	$107,885
MGM Grand Las Vegas	73,003	—	—	515	17,153	90,671
Mandalay Bay	1,598	—	—	329	26,028	27,955
The Mirage	19,344	—	—	91	10,581	30,016
Luxor	12,916	—	—	956	10,073	23,945
New York-New York	25,543	—	—	415	6,268	32,226
Excalibur	17,880	—	—	66	5,043	22,989
Park MGM	(31,560)	—	—	19,507	9,000	(3,053)
Circus Circus Las Vegas	8,018	—	3,628	175	4,361	16,182
Las Vegas Strip Resorts	211,269	—	3,628	22,133	111,786	348,816
MGM Grand Detroit	39,422	—	—	—	5,666	45,088
Beau Rivage	12,192	—	—	10	6,550	18,752
Gold Strike Tunica	9,493	—	—	113	2,188	11,794
Borgata	28,124	—	—	106	15,690	43,920
MGM National Harbor	4,724	—	115	—	22,836	27,675
Regional Operations	93,955	—	115	229	52,930	147,229
MGM China	45,426	—	41,782	5,078	58,019	150,305
Unconsolidated resorts (1)	28,027	—	—	—	—	28,027
Management and other operations	1,167	—	—	—	1,920	3,087
	379,844	—	45,525	27,440	224,655	677,464
Stock compensation	(15,748)	—	—	—	—	(15,748)
Corporate	(140,682)	—	7,442	189	24,702	(108,349)
	$223,414	$—	$52,967	$27,629	$249,357	$553,367

(1)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

Twelve Months Ended December 31, 2018

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$405,221	$—	$—	$1,661	$82,984	$489,866
MGM Grand Las Vegas	304,590	—	—	750	66,226	371,566
Mandalay Bay	174,268	—	—	787	90,686	265,741
The Mirage	94,226	—	—	1,677	35,961	131,864
Luxor	81,197	—	114	562	38,876	120,749
New York-New York	112,570	—	—	250	24,802	137,622
Excalibur	91,394	—	—	68	19,793	111,255
Park MGM	(75,060)	—	22,569	19,901	46,880	14,290
Circus Circus Las Vegas	43,592	—	—	402	18,532	62,526
Las Vegas Strip Resorts	1,231,998	—	22,683	26,058	424,740	1,705,479
MGM Grand Detroit	173,515	—	—	(95)	22,397	195,817
Beau Rivage	76,855	—	51	510	26,490	103,906
Gold Strike Tunica	43,066	—	45	71	8,899	52,081
Borgata	139,935	—	—	936	57,523	198,394
MGM National Harbor	119,383	—	163	271	75,292	195,109
MGM Springfield (1)	(34,757)	—	32,435	—	16,111	13,789
Regional Operations	517,997	—	32,694	1,693	206,712	759,096
MGM Macau	406,763	—	—	630	70,728	478,121
MGM Cotai	(190,959)	—	64,341	24,224	192,567	90,173
MGM China	215,804	—	64,341	24,854	263,295	568,294
Unconsolidated resorts (2)	144,369	—	3,321	—	—	147,690
Management and other operations	55,465	—	—	178	19,147	74,790
	2,165,633	—	123,039	52,783	913,894	3,255,349
Stock compensation	(68,211)	—	—	—	—	(68,211)
Corporate	(627,936)	—	28,353	(43,636)	264,150	(379,069)
	$1,469,486	$—	$151,392	$9,147	$1,178,044	$2,808,069

Twelve Months Ended December 31, 2017

	Operating income (loss)	NV Energy exit expense	Preopening and start-up expenses	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Bellagio	$419,462	$(6,970)	$—	$924	$92,320	$505,736
MGM Grand Las Vegas	279,841	(7,424)	6	1,752	70,510	344,685
Mandalay Bay	169,828	(8,524)	—	590	96,577	258,471
The Mirage	140,881	(4,043)	—	304	39,854	176,996
Luxor	89,127	(3,394)	—	2,428	38,489	126,650
New York-New York	107,953	(2,025)	(162)	720	28,550	135,036
Excalibur	97,382	(2,658)	—	485	18,352	113,561
Park MGM	(30,659)	(2,461)	6,532	33,510	42,269	49,191
Circus Circus Las Vegas	55,256	(3,130)	452	940	16,756	70,274
Las Vegas Strip Resorts	1,329,071	(40,629)	6,828	41,653	443,677	1,780,600
MGM Grand Detroit	153,533	—	—	—	22,747	176,280
Beau Rivage	62,543	—	—	370	24,865	87,778
Gold Strike Tunica	43,722	—	—	91	9,069	52,882
Borgata	206,445	—	1,430	1,417	71,878	281,170
MGM National Harbor	50,696	—	366	—	82,744	133,806
Regional Operations	516,939	—	1,796	1,878	211,303	731,916
MGM China	204,190	—	86,970	6,286	238,078	535,524
Unconsolidated resorts (2)	146,222	—	—	—	—	146,222
Management and other operations	18,913	—	—	—	7,925	26,838
	2,215,335	(40,629)	95,594	49,817	900,983	3,221,100
Stock compensation	(60,936)	—	—	—	—	(60,936)
Corporate	(441,872)	—	22,881	462	92,497	(326,032)
	$1,712,527	$(40,629)	$118,475	$50,279	$993,480	$2,834,132

(1)	For the twelve months ended December 31, 2018, represents the operating results of MGM Springfield for the period August 1-December 31 only.
(2)	Represents the Company's share of operating income (loss), adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Net income (loss) attributable to MGM Resorts International	$(23,327)	$1,387,413	$466,772	$1,952,052
Plus: Net income attributable to noncontrolling interests	29,087	31,580	117,122	136,132
Net income	5,760	1,418,993	583,894	2,088,184
(Benefit) provision for income taxes	92,735	(1,377,904)	50,112	(1,127,394)
Income before income taxes	98,495	41,089	634,006	960,790
Non-operating (income) expense:
Interest expense, net of amounts capitalized	214,538	157,341	769,513	668,745
Other, net	22,718	24,984	65,967	82,992
	237,256	182,325	835,480	751,737
Operating income	335,751	223,414	1,469,486	1,712,527
NV Energy exit expense	—	—	—	(40,629)
Preopening and start-up expenses	18,508	52,967	151,392	118,475
Property transactions, net	28,679	27,629	9,147	50,279
Depreciation and amortization	312,542	249,357	1,178,044	993,480
Adjusted EBITDA	$695,480	$553,367	$2,808,069	$2,834,132

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA - HOTEL STATISTICS - LAS VEGAS STRIP RESORTS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Bellagio
Occupancy %	94.2%	88.1%	94.9%	92.9%
Average daily rate (ADR)	$282	$273	$278	$276
Revenue per available room (REVPAR)	$266	$240	$264	$257
MGM Grand Las Vegas
Occupancy %	90.3%	87.5%	92.7%	92.1%
ADR	$180	$170	$182	$182
REVPAR	$163	$149	$169	$167
Mandalay Bay
Occupancy %	89.9%	80.5%	90.2%	90.0%
ADR	$187	$185	$204	$206
REVPAR	$168	$149	$184	$186
The Mirage
Occupancy %	92.1%	90.5%	93.9%	94.2%
ADR	$170	$173	$172	$173
REVPAR	$156	$157	$161	$163
Luxor
Occupancy %	91.3%	89.7%	94.5%	93.9%
ADR	$111	$107	$115	$115
REVPAR	$101	$96	$109	$108
New York-New York
Occupancy %	93.0%	94.8%	96.0%	96.2%
ADR	$146	$139	$144	$145
REVPAR	$135	$132	$138	$139
Excalibur
Occupancy %	89.0%	87.4%	92.2%	92.4%
ADR	$97	$92	$99	$100
REVPAR	$86	$81	$91	$92
Park MGM
Occupancy %	82.4%	73.3%	83.8%	89.5%
ADR	$133	$125	$132	$123
REVPAR	$109	$92	$111	$110
Circus Circus Las Vegas
Occupancy %	76.5%	76.5%	81.3%	84.0%
ADR	$85	$78	$84	$84
REVPAR	$65	$60	$68	$71

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Aria	$302,569	$267,823	$1,149,025	$1,102,393
Vdara	32,305	28,771	128,720	125,340
	$334,874	$296,594	$1,277,745	$1,227,733

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Net income (loss)	$14,988	$13,847	$(37,911)	$131,683
Plus: Loss from discontinued operations	385	2,237	135,002	5,543
Net income from continuing operations	15,373	16,084	97,091	137,226
Non-operating (income) expense:
Interest expense, net of amounts capitalized	22,150	15,887	80,511	60,094
Other, net	7,868	(506)	7,766	2,789
	30,018	15,381	88,277	62,883
Operating income	45,391	31,465	185,368	200,109
NV Energy exit expense	—	—	—	(8,250)
Property transactions, net	7,644	8,378	7,195	9,541
Depreciation and amortization	57,117	55,797	221,564	211,897
Adjusted EBITDA	$110,152	$95,640	$414,127	$413,297

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Three Months Ended December 31, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$43,908	$—	$7,633	$50,104	$101,645
Vdara	2,471	—	11	7,013	9,495
Resort operations	46,379	—	7,644	57,117	111,140
Other	(988)	—	—	—	(988)
	$45,391	$—	$7,644	$57,117	$110,152

Three Months Ended December 31, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$31,981	$—	$7,876	$48,656	$88,513
Vdara	425	—	502	7,141	8,068
Resort operations	32,406	—	8,378	55,797	96,581
Other	(941)	—	—	—	(941)
	$31,465	$—	$8,378	$55,797	$95,640

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

Twelve Months Ended December 31, 2018

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$179,791	$—	$6,956	$193,859	$380,606
Vdara	10,711	—	239	27,705	38,655
Resort operations	190,502	—	7,195	221,564	419,261
Other	(5,134)	—	—	—	(5,134)
	$185,368	$—	$7,195	$221,564	$414,127

Twelve Months Ended December 31, 2017

	Operating income (loss)	NV Energy exit expense	Property transactions, net	Depreciation and amortization	Adjusted EBITDA
Aria	$192,888	$(8,250)	$8,881	$184,124	$377,643
Vdara	11,344	—	660	27,773	39,777
Resort operations	204,232	(8,250)	9,541	211,897	417,420
Other	(4,123)	—	—	—	(4,123)
	$200,109	$(8,250)	$9,541	$211,897	$413,297

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Aria
Occupancy %	89.6%	87.0%	90.9%	91.4%
ADR	$265	$244	$261	$251
REVPAR	$238	$212	$237	$229
Vdara
Occupancy %	90.0%	85.4%	92.0%	89.5%
ADR	$213	$196	$209	$208
REVPAR	$192	$168	$192	$186